Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alderwoods Group, Inc.

        We consent to the incorporation by reference in the Registration Statements No. 333-124602, No. 333-124604, No. 333-85466 and No. 333-85474 on Form S-8 and the Registration Statement No. 333-85316 on Form S-3, of Alderwoods Group, Inc., of our report dated March 24, 2005, relating to Alderwoods Group, Inc.'s condensed consolidating guarantor financial information as of January 1, 2005 and January 3, 2004 and for the 52 weeks ended January 1, 2005, the 53 weeks ended January 3, 2004 and the 52 weeks ended December 28, 2002, which report appears in the Form 8-K of Alderwoods Group, Inc. dated May 13, 2005.

/s/ KPMG LLP

Vancouver, Canada
May 12, 2005